Exhibit 10.24

Goedeker’s
Trusted since 1951

13850 Manchester Rd. | Ballwin, MO 63011

April 21, 2020

Mr. Douglas Moore

[Address]

Dear Doug:

As you are aware, 1847 Goedeker Inc. (the “Company”) is filing a registration statement on Form S-1 relating to a firm commitment initial public offering of its securities (the “IPO”). In connection with the IPO, we are proposing to amend your offer letter, dated August 15, 2019 (the “Original Agreement”), effective as of the closing of the IPO.

The first three bullets of the Original Agreement will be amended and restated in their entirety to read as follows:

●	An annual base salary of $400.000.00, paid bi-weekly with standard payroll deductions and less applicable taxes. The base salary will be reviewed annually as part of the performance review process and the establishment of annual EBITDA budgets.

●	An annual bonus target of up to 100% of your applicable base salary in accordance with the terms of the incentive plan. You will work with the board of directors of the Company to agree upon metrics in excess of present earnings targets to achieve maximum annual bonus potential. Pursuant to the terms of this plan, you must be actively employed at the time of payment in order to receive this bonus.

●	An option to purchase a number of shares of the Company’s Common Stock that is equal to 5 percent of the Company’s outstanding Common Stock on a post-issuance and fully-diluted basis immediately prior to closing of the IPO, which option will be grated immediately after closing of the IPO. The exercise price of the option will be equal to the public offering price per share paid in the IPO. Vesting of the options will occur annually over a 4-year schedule of 25% per year from the date of the Original Agreement. The grant of the options is subject to the terms of an Equity Incentive Plan to be adopted by the board of directors of the Company. The granting of this option shall be subject to the Company obtaining the consent of its (and its affiliates) senior lenders.

As noted above, the foregoing amendments will become effective automatically on the closing date of the IPO.

Except as set forth above, all other terms to the Original Agreement will remain in full force and effect.

Regards,

/s/ Robert D. Barry
Robert D. Barry
Chief Financial Officer

Agreed and Accepted:

/s/ Douglas Moore	April 21, 2020
Signature	Date